Exhibit 99.1

Contact:

Stephen S. Galliker

Executive Vice President Finance and Administration, CFO

Dyax Corp.

(617) 250-5733

ssg@dyax.com

Dyax Corp. Announces Third Quarter Financial Results

HAE program on track to begin Phase III trial before year end

R&D pipeline advances in oncology

CAMBRIDGE, MA, October 26, 2005 — Dyax Corp. (Nasdaq: DYAX) today announced financial results for the third quarter ended September 30, 2005.  The Company will host a webcast and conference call at 10 am (ET) this morning to discuss these financial results and corporate progress for the quarter, and to provide an update on the Company’s lead DX-88 program in hereditary angioedema (HAE).

Financial Results:

For the quarter ended September 30, 2005, the Company reported a net loss of $9.0 million or $0.24 per share, as compared to a net loss of $8.0 million or $0.25 per share for the comparable quarter in 2004.  For the nine months ended September 30, 2005, the Company reported a net loss of $25.3 million or $0.73 per share, as compared to a net loss of $23.6 million or $0.76 per share for the comparable nine month period in 2004.

Revenues for the quarter ended September 30, 2005 were $2.2 million as compared to $3.3 million for the same period in 2004.  Revenues for the nine month period ended September 30, 2005 were $12.6 million as compared to $13.0 million in the comparable nine month period in 2004.  The revenue decrease for the quarter was primarily due to a $0.8 million decrease in revenue arising from our current DX-890 product collaboration with Debiopharm and a $0.4 million decrease in revenue arising from licensing activities.

Research and development expenses for the quarter ended September 30, 2005 increased $2.8 million to $11.4 million as compared to $8.6 million for the same period in 2004.  For the nine month period ended September 30, 2005, research and development expenses increased $7.6 million to $36.1 million as compared to $28.5 million for the same period in 2004.  The increase in research and development expense for the quarter was primarily due to an increase of $4.4 million in manufacturing expenses and clinical trial costs related to the development of DX-88 for HAE, which was offset in part by a $1.0 million decrease in manufacturing expenses arising from our DX-890 product collaboration with Debiopharm S.A. and a $0.5 million decrease in clinical trial expenses associated with DX-88 for CABG.  The reduction of CABG expenses resulted from a deferral in the start of Phase II clinical trials until ongoing partnership negotiations for the program are concluded.

The development of DX-88 for HAE is jointly managed and funded by Dyax and Genzyme Corporation under our Dyax-Genzyme LLC joint venture (“LLC”).  The expenses incurred by Dyax on the DX-88 program for HAE are included in overall research and development expenses, and are then reimbursed by the LLC.  In turn, Dyax and Genzyme each fund one half of the LLC’s total expenses.  For the quarter ended September 30, 2005, $6.7 million of the Company’s research and development expense was reimbursed by the joint venture, and Dyax recognized an equity loss of $3.7 million, representing its portion of the LLC’s net loss.

As of September 30, 2005, Dyax had approximately $57.4 million in net cash (cash, cash equivalents, and short term investments, exclusive of restricted cash).

Henry E. Blair, Chairman, President and CEO of Dyax highlighted, “We continued to move forward during the third quarter, especially with our DX-88 in HAE program.  Dyax recently hosted a successful investigator meeting in preparation for the start of our pivotal Phase III trial.  I am pleased to announce that the Phase III protocol was sent to 47 sites for IRB approval, and we expect the approval process to go smoothly.  At many sites, we already have patients identified, awaiting enrollment.  We continue to be steadfast in our commitment, together with Genzyme, to bringing a drug to market that will let HAE patients take back control of their lives.  We remain on track to start our pivotal Phase III trial before year end and to commence our BLA filing in 2006.  We expect approval in the U.S. in 2007, followed by approval in the E.U.”

Mr. Blair continued, “During the quarter, our Discovery Research group continued to build Dyax’s pipeline.  We announced a license agreement with Merck KGaA for the discovery of therapeutic antibodies and peptides.  In addition, at the Drug Discovery Technology Conference in early August, Clive R. Wood, Dyax’s Senior Vice President, Discovery Research and Chief Scientific Officer, presented positive animal data in three different tumor models (lung, prostate and colorectal) for a potential new oncology lead, DX-2240.  DX-2240, which we discovered using our proprietary phage display technology, is a human monoclonal antibody that targets the Tie-1 receptor and inhibits tumor vascular development.”

2005 Guidance:

With respect to Dyax’s guidance for the remainder of this year, Stephen S. Galliker, Executive Vice President, Finance and Administration and Chief Financial Officer of Dyax stated, “We continue to expect that existing cash, cash equivalents and short-term investments plus anticipated cash flow from product development revenues and collaborations will be sufficient to support our current operating plans into 2007.  Our guidance is unchanged for net cash consumption of approximately $30 million for the year.”

Webcast and Conference Call

Dyax Corp. will host a webcast and conference call, including an open question and answer session to discuss third quarter 2005 financial results and company progress.

Date:	Wednesday, October 26, 2005
Time:	10:00 a.m. ET
Telephone Access:	Domestic callers, dial 800-510-0146
International callers, dial 617-614-3449
Passcode I.D. 87636641
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for live webcast. Participants may register in advance.

A replay of the conference call will be available through November 26, 2005 and can be accessed by dialing 888-286-8010.  International callers should dial 617-801-6888.  The replay passcode I.D. for all callers is 69415382.  The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax Corp. is focused on advancing novel biotherapeutics for unmet medical needs, with an emphasis on cancer and inflammatory indications.  Dyax utilizes its proprietary drug discovery technology to identify antibody, small protein and peptide compounds for clinical development.

DX-88 is a recombinant small protein that is currently in clinical trials for its therapeutic potential in two separate indications.  In its joint venture with Genzyme Corporation, Dyax has successfully completed two Phase II trials of DX-88 for the treatment of hereditary angioedema (HAE).  A third Phase II trial is ongoing, and a pivotal Phase III trial is planned before year end.  Independently,

Dyax has successfully completed a Phase I/II trial of DX-88 for the prevention of blood loss during heart surgery (CABG procedures) and is in partnering discussions for further development of DX-88 in this indication.  A second Dyax compound, DX-890, is being developed by Debiopharm S.A., which has completed two Phase IIa trials and is now conducting a Phase IIb trial of DX-890 in Europe for the treatment of cystic fibrosis.  Both compounds have orphan drug designation in the US and EU, and DX-88 also has Fast Track designation in the US for the treatment of HAE.

Dyax identified DX-88 and other compounds in its pipeline using Dyax’s patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets.  Dyax leverages its technology broadly with over 75 revenue generating licenses and collaborations for therapeutic discovery, as well as in non-core areas such as affinity separations, diagnostic imaging, and research reagents.

Dyax Disclaimer

This press release contains forward-looking statements regarding Dyax Corp., including statements regarding its results of operations, cash resources, antibody discovery technology, clinical trials of DX-88 and DX-890, and ongoing collaborations.  Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections for Dyax and the industry and markets in which Dyax competes.  The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties associated with various activities and aspects of Dyax’s business, including the timing and results of clinical trials, regulatory review of Dyax’s products and related trials for approval, Dyax’s efforts to develop and commercialize novel products, its dependence on collaborators for development, clinical trials, manufacturing, sales and distribution of products developed by or licensed to collaborators, its changing requirements and costs associated with planned research and development activities, intense competition, the uncertainty of patent and intellectual property protection, Dyax’s dependence on key management and key suppliers, the impact of future alliances or transactions involving Dyax or others, and other risk factors described or referred to in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this release, and Dyax undertakes no obligation to update or revise these statements, except as may be required by law.

Dyax and the Dyax logo are the registered trademarks of Dyax Corp.

- financial tables follow -

DYAX CORP.

SELECTED CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
	(In thousands, except share and per share data)
Product development and license fee revenues	$2,157	$3,260	$12,557	$13,031

Operating expenses:
Research and development	11,446	8,631	36,072	28,462
less: Research and development expenses reimbursed by joint venture	(6,735)	(2,529)	(16,817)	(6,338)
Equity loss in joint venture	3,670	1,489	9,221	3,705
General and administrative	2,988	3,599	9,818	10,560
Total operating expenses	11,369	11,190	38,294	36,389

Loss from operations	(9,212)	(7,930)	(25,737)	(23,358)
Other income (expense), net	249	(33)	402	(216)

Net Loss	$(8,963)	$(7,963)	$(25,335)	$(23,574)

Basic and diluted net loss per share	$(0.24)	$(0.25)	$(0.73)	$(0.76)

Shares used in computing basic and diluted net loss per share	37,962,401	31,459,289	34,593,837	31,098,554

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

	September 30, 2005	December 31, 2004
	(In thousands)
Cash and cash equivalents	$13,773	$6,978
Short-term investments	43,595	50,163
Restricted cash	4,485	4,642
Working capital	47,079	46,832
Total assets	81,844	82,760
Stockholders' equity	46,468	47,831